Termination Agreement

This Termination Agreement (this “Agreement”), effective as of January 30, 2008, is by and among IXI Mobile, Inc. (f/k/a Israel Technology Acquisition Corp.), IXI Mobile (R&D) Ltd. (collectively: “IXI”) and A.A. Pearl Investments Ltd. (the “Management Company”).

WHEREAS, IXI and the Management Company entered into a Management Services Agreement dated April 11, 2006 (the “Management Services Agreement”) pursuant to which the Management Company provided the Services through the service of Mr. Israel Frieder;

WHEREAS, on July 2, 2007 the parties agreed to assign the Management Service Agreement to IXI Mobile (R&D) Ltd;

WHEREAS, under the terms of the Management Services Agreement, IXI has the right terminate the Management Services Agreement;

WHEREAS, IXI, the Management Company and Mr. Israel Frieder have agreed to terminate the Management Services Agreement.

NOW THEREFORE, in consideration of the foregoing, the parties hereto agree as follows. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Management Services Agreement.

1. Termination. The Management Services Agreement is hereby terminated effective as of the date of this Agreement.

2. Payments. Pursuant to the terms of Section 7.2.1 of the Management Services Agreement, IXI shall pay the Management Company an aggregate monthly fee of $17,500 per month plus applicable value added tax (the “Monthly Fee”) payable in arrears on the first business day of each month for a period of twelve consecutive months (the “Tail Period”), which Tail Period shall begin on the effective date of the this Agreement and terminate of the date which is 12 calendar months from the effective date of this Agreement, for an aggregate amount of $210,000 plus applicable VAT (such total amount, the “Aggregate Tail Fee”), against issuance each month during the Tail Period of a valid tax receipt by the Management Company. The Monthly Fee shall be paid in NIS and linked to the US dollar based on the representative rate of exchange of the US dollar known on the last day of the month to which the Monthly Fee applies. In Addition the Company shall reimburse the Management Company for necessary and actual business expenses incurred by the Management Company and Frieder in his role as non-executive co-chairman, in accordance with the Company’s policies, as the same shall change from time to time (the “Expenses”).

3. Continued Service. During the Tail period, the Management Company shall continue to provide the Services solely through the person of Mr. Israel Frieder, who will serve as IXI’s Non-Executive Chairman of the Board. In the event that Mr. Frieder is not re-elected to serve on IXI’s Board of Directors during the Tail Period or for any other reason is no longer a member of IXI’s Board of Directors during the Tail Period, the Management Company shall continue to make Mr. Frieder available during the Tail Period as a consultant to provide those services as reasonably agreed by IXI’s Board of Directors and the Management Company.

4. Release. In consideration for the termination of the Management Services Agreement and the entry into this Termination Agreement, the Management Company (on its own behalf and on behalf of each of its directors, officers, stockholders, employees, agents, affiliates, successors and assigns, including but not limited to Mr. Israel Frieder) hereby releases, acquits and forever discharges IXI, and each of its directors, officers, stockholders, employees, agents, affiliates, and similar parties of each of its affiliates (collectively, the “Released Parties”), and agrees to hold the Released Parties harmless, from and against any claim, liability, demand, cause of action, cost, expense, attorneys’ fees, damage, indemnity, right of recovery and obligation of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to any agreements, events, acts or conduct at any time prior to and including the execution date hereof relating solely to obligations or payment owed or payable to Mr. Frieder or the Management Company; provided that this Section 4 shall not reduce or otherwise terminate the indemnity obligations of IXI with respect to Mr. Frieder’s past, current or future service as a member of the Board of Directors of IXI and as a result of this Agreement; provided further, that this Section 4 shall not be read to release IXI from payment of any portion of the Aggregate Tail Fee.

5. General Cooperation.  The Management Company and/or Mr. Frieder shall execute such other documents and take such other actions as IXI shall reasonable request including, but not limited to abiding by the Confidential Information, Invention Assignment, Competition and Solicitation Undertaking attached hereto as Exhibit A.

6. Miscellaneous.

(a) Governing Law; Jurisdiction. This Agreement shall be governed exclusively by the laws of the State of Israel regardless of its conflict of law principles. The parties consent to the exclusive jurisdiction and venue of the courts sitting in Tel-Aviv for any lawsuit filed arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements, and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Management Company and IXI. This Agreement shall be binding as to the successors and assigns of each party hereto, and may not be assigned by the Management Company without the consent of IXI.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

IXI Mobile, Inc.

By:	/s/ Lihi Segal
Lihi Segal
Its:	Chief Financial Officer

IXI Mobile (R&D) Ltd.

By:	/s/ Lihi Segal
Lihi Segal
Its:	Chief Financial Officer

A.A. Pearl Investments Ltd.

By:	/s/ Israel Frieder
Israel Frieder

Acknowledged and Agreed:

/s/ Israel Frieder
Israel Frieder